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                          CERTIFICATE OF INCORPORATION
                                       OF
                              STEIN OPTICAL, INC.

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     FIRST: The name of the corporation is Stein Optical, Inc.

     SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $.01 per share.

     FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

     SIXTH: The duration of the corporation shall be perpetual.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, adopt, amend, change or repeal the bylaws of the corporation.

     EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     NINTH: The corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person (and heirs, executors, administrators and estate of such person) made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or served another corporation, partnership, joint venture, trust or other enterprise as a director, advisory director, officer, employee or agent at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Board of Directors in its discretion shall have the power on behalf of the corporation to indemnify similarly any person, other than a director or officer, made party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an advisory director, employee or agent of the corporation. The provisions of this Article Ninth shall be applicable to persons who have ceased to be directors, advisory directors, officers, employees or agent of the corporation and shall inure to the benefit of their heirs, executors and administrators.

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     Pursuant to section 102(b)(7) (or any successor statute) of the General
Corporation Law of the State of Delaware, the personal liability of a director to the corporation or the stockholders of the corporation for monetary damages for breach of fiduciary duty is hereby eliminated. The terms of the preceding sentence, however, shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or the stockholders of the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (or a successor statute) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this paragraph shall apply to or have effect on the liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     TENTH: The incorporator is Steven A. Elder, whose mailing address is 112 East Pecan, Suite 1800, San Antonio, Texas 78205.

     The undersigned, being the incorporator named above, for the purposes of organizing a corporation pursuant to the General Corporation law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 13th day of July, 1999.


                                         /s/ Steven A. Elder
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                                         Steven A. Elder, Incorporator



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